UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2005

PACIFICARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (714) 952-1121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2005, PacifiCare Health Systems, Inc. (the “Company”) entered into a new Senior Executive Employment Agreement, effective as of December 2, 2005 (the “Employment Agreement”), with Sharon D. Garrett, the Company’s Executive Vice President, Enterprise Services.

The following is a brief summary of the material terms and conditions of the Employment Agreement. Please refer to Exhibit 99.1 to this Current Report for the complete provisions of the Employment Agreement.

The Employment Agreement sets forth the basic terms of employment for Ms. Garrett, including base salary, participation in employee benefit programs, reimbursement for business expenses and participation in the Company’s annual incentive plan and equity-based compensation plans for officers and key employees. The Employment Agreement has a two-year term. The term of the Employment Agreement:

•	may be extended for a successive term of 12 months or more if the Company provides written notice to Ms. Garrett within 45 days prior to the expiration of the term, and

•	is automatically extended, upon the occurrence of a Change of Control (as defined in the Employment Agreement), to end 24 months after the effective date of such Change of Control.

Upon expiration, if the Company offers Ms. Garrett a new employment agreement and she does not accept it, her continued employment will be without the benefit of a written agreement and any severance benefits will be provided in accordance with the Company’s then-existing policies and practices.

Upon written termination by either the Company or Ms. Garrett or misconduct, death, or disability of Ms. Garrett, the Employment Agreement will be terminated. In the event Ms. Garrett is terminated for death or disability, or in connection with a termination without cause or a termination following a change of ownership or control of the Company, the Employment Agreement provides for the severance benefits summarized below.

Termination Without Cause

If the Company terminates Ms. Garrett without cause (that is, other than for incapacity, disability, habitual neglect or gross misconduct, as those terms are more specifically defined in the Employment Agreement), the Employment Agreement provides for severance payments in equal installments over a two-year severance period. Severance benefits include the following:

•	multiple of base salary,

•	multiple of historical average incentive plan bonus,

•	continuation of medical, dental and vision coverage,

•	automobile allowance,

2.

•	outplacement and related services, and

•	any other bonus amounts or benefits to which Ms. Garrett may be entitled under any of the Company’s benefit plans.

Additionally, upon termination, Ms. Garrett retains the right to exercise any vested and unexercised stock options in accordance with their terms within one year following the effective date of termination.

Non Competition Arrangements

If, while receiving severance payments following termination, Ms. Garrett is employed by a competitor (as defined in the Employment Agreement), her severance payments will be reduced by an amount equal to the payment received from the competitor.

Termination Within 24 Months of a Change of Control

If within 24 months after a Change of Control, Ms. Garrett is terminated (other than for incapacity, disability, habitual neglect or gross misconduct) or voluntarily terminates her employment for “good cause” (as defined in the Employment Agreement), the Employment Agreement provides for lump-sum payment of 36 months of base salary and specified benefits. The lump-sum payment would include the same items described under Termination Without Cause above, plus the following:

•	prorated annual incentive plan bonus for the year in which the change of control occurs, and

•	amounts to cover any excise tax penalties and taxes payable on the additional compensation to cover such excise tax penalties.

Additionally, the Employment Agreement provides that if Ms. Garrett continues to be employed 12 months following the effective date of a Change of Control, she will be given a 30-day window period during which she may elect to voluntarily terminate her employment with the Company for reasons other than cause. If she elects to voluntarily terminate her employment during this 30-day window period, she would receive:

•	one-half of the lump sum payment she would have received upon the Company’s termination of her after a Change of Control,

•	the right to exercise all vested and unexercised stock options in accordance with their terms within one year of the effective date of termination, and

•	outplacement and related services.

3.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Senior Executive Employment Agreement, effective as of December 2, 2005, between the Company and Sharon D. Garrett

4.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: October 13, 2005	By:	/s/ Peter A. Reynolds
Peter A. Reynolds
Senior Vice President and
Corporate Controller
(Principal Accounting Officer)

5.

INDEX TO EXHIBITS

99.1	Senior Executive Employment Agreement, effective as of December 2, 2005, between the Company and Sharon D. Garrett